Exhibit 99

MARRIOTT INTERNATIONAL, INC.

Segment Information and Non-GAAP Financial Measures and Reconciliations

Segment Information

Segment Results. Management evaluates the performance of our segments, including our Timeshare segment, based primarily on the results of the segment without allocating corporate expenses, interest expense, or indirect general, administrative, and other expenses. We do, however, allocate interest income associated with Timeshare segment notes receivable to our Timeshare segment results because financing sales is an integral part of that segment’s business. Because note sales are an integral part of the Timeshare segment, we also include note sale gains in our Timeshare segment results. We also allocate other gains or losses as well as equity in earnings or losses from our joint ventures and divisional general, administrative, and other expenses to each of our segments.

Non-GAAP Financial Measures

We report certain financial measures that are not prescribed or authorized by U. S. generally accepted accounting principles (“GAAP”). We discuss management’s reasons for reporting these non-GAAP measures below, and the tables on the following pages reconcile the most directly comparable GAAP measures to the non-GAAP measures (identified by a double asterisk on the following pages). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures are not alternatives to revenue, operating income, income from continuing operations, net income, or any other comparable operating measure prescribed by GAAP. In addition, these non-GAAP financial measures may be calculated and/or presented differently than measures with the same or similar names that are reported by other companies, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Timeshare Segment Revenue Excluding Cost Reimbursements. Timeshare segment cost reimbursements revenue represents reimbursements from owner associations or joint venture partners for Marriott-funded operating expenses. As we record cost reimbursements based upon the costs incurred with no added markup, this revenue and the related reimbursed costs expense have no impact on segment results because cost reimbursements revenue net of reimbursed costs expense is zero. We consider Timeshare segment revenue excluding cost reimbursements to be a meaningful metric as it represents that portion of our revenue that impacts segment results.

Timeshare Segment Cash Provided By Operating Activities. Timeshare segment cash provided by operating activities is evaluated by management because it represents the cash we have available from Timeshare segment operations which could be utilized in our Timeshare segment business or for other company-wide purposes such as for debt service requirements, opportunistic investments, share repurchases and other purposes.

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT

Composition of Fiscal Year 2007 Timeshare Segment Revenue Excluding Reimbursed Costs and Composition of Fiscal Year 2007 Timeshare Segment Results

($ in millions)

Fiscal Year 2007 Timeshare Segment
Revenue
Timeshare segment revenue, as reported	$2,065
Less: reimbursed costs	(275)

Timeshare segment revenue excluding reimbursed costs**	$1,790

	Fiscal Year 2007 Timeshare Segment Revenue
	Revenue	Percent
Development	$1,237	69%
Services	358	20%
Financing	195	11%

Timeshare segment revenue excluding reimbursed costs**	$1,790	100%

	Fiscal Year 2007 Timeshare Segment Results
	Results	Percent
Development	$176	57%
Financing	106	35%
Services	24	8%

Timeshare segment results	$306	100%

**	Denotes non-GAAP financial measures.

Timeshare Segment Results assume an allocation of General, Administrative, and Other expenses. Development revenue includes financially reported sales, resales, sales of reacquired inventory, and other revenue. Development results also include equity and minority interest.

MARRIOTT INTERNATIONAL, INC.

Balance Sheet and Timeshare Segment Portion

Fiscal Year-End 2007

($ in millions)

	Year-End 2007
	Marriott International, Inc.	Timeshare Segment Portion
Assets
Current assets
Inventory	$1,557	$1,544
Other	2,015	500
Property and equipment	1,329	331
Equity and cost method investments	343	99
Notes receivable	600	416
Other	3,098	252

Total Assets	$8,942	$3,142

Liabilities and shareholders’ equity
Current liabilities	$2,876	$599
Long-term debt	2,790	63
Other long-term liabilities	1,847	180
Intercompany	-	606
Shareholders’ equity	1,429	1,694

Total liabilities and shareholders’ equity	$8,942	$3,142

MARRIOTT INTERNATIONAL, INC.

TIMESHARE SEGMENT NET CASH FLOW FROM OPERATIONS

FISCAL YEAR 2007

($ in millions)

Timeshare segment results		$306
Add back depreciation and amortization		39
Timeshare activity, net
Timeshare segment development in excess of cost of sales	$(55)
Note activity	(49)
Financially reportable sales in excess of closed sales	(16)
Other cash outflows	(35)
		(155)
Net working capital changes, minority interest and other		(52)

Cash provided by operating activities attributable to the Timeshare segment **		$138

**	Denotes non-GAAP financial measures.